Exhibit 99.1

Delphi Technologies announces preliminary full year 2019 results above prior outlook

LONDON – January 28, 2020 – Delphi Technologies PLC (NYSE: DLPH) (“Delphi Technologies” or the “Company”) today announced preliminary full year 2019 results, above its prior outlook ranges.

Preliminary full year 2019 results highlights:

•	Revenue of $4.36 billion decreased by approximately 10% from the prior year period. Adjusting for currency exchange, revenue decreased by approximately 7%.

•	Adjusted operating income of approximately $315 million, representing an adjusted operating margin of approximately 7.2%.

•	Cash flow from operations of approximately $290 million.

•	Free Cash flow, defined as cash flow from operations less investing activities, including capital expenditures, of approximately $(70) million.

•	Restructuring efforts ahead of plan.

All of the information in this press release is preliminary and subject to completion of year-end financial reporting processes, reviews and audit relating to 2019 fourth quarter and full year financial information, which is unaudited. Accordingly, these preliminary results may change, and any changes may be material. Further, these preliminary results are not a comprehensive statement of the company’s financial results.

Use of non-GAAP financial information

This press release contains information about Delphi Technologies’ financial results which are not presented in accordance with U.S. GAAP. Adjusted Operating Income is a non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other (expense) income, net, income tax expense, equity income, net of tax, restructuring, separation costs, transformation costs, asset impairments and pension charges. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of net sales.

In addition, this news release contains information about the Company’s adjusted revenue, which is presented on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that this presentation provides useful supplemental information regarding changes in our revenue that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its revenue between comparative periods.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income is a useful measure in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and that may obscure underlying business results and trends. Management also uses this non-GAAP financial measure for internal planning and forecasting purposes.

Adjusted Operating Income is reconciled to the most directly comparable U.S. GAAP financial measure below. Non-GAAP measures should not be considered in isolation or as a substitute for the Company’s reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Year Ended December 31, 2019
(in millions)
Operating income	$140
Restructuring	80
Separation and transformation costs	45
Asset impairments	35
Pension charges	15

Adjusted operating income	$315

This press release, as well as other statements made by Delphi Technologies PLC, contain forward-looking statements that reflect, when made, the Company’s current views, including as to the Company’s financial results for the full year 2019 when finalized in connection with completion of year-end financial reporting processes, reviews and audit of such results. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include factors discussed under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission.

About Delphi Technologies

Delphi Technologies is a global provider of propulsion technologies that make vehicles drive cleaner, better and further. It offers pioneering solutions for internal combustion engine, hybrid and electric passenger cars and commercial vehicles. Delphi Technologies builds on its Original Equipment expertise to provide leading service solutions for the aftermarket. Headquartered in London (UK), the company operates technical centers, manufacturing sites, customer support service centers in 24 countries and employs more than approximately 21,000 people around the world. Visit www.delphi.com to learn more.

Investor Relations contact:

Sherief Bakr

sherief.bakr@delphi.com

+44 203 057 4241

Media contact:

Anna Mitchell (Global/ UK)

anna.mitchell@delphi.com

+44 7919 293 056